As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

_________________

VERMILLION, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0595156 (I.R.S. Employer Identification Number)

12117 Bee Caves Road Building Three, Suite 100 Austin, TX (Address of Principal Executive Offices)	78738 (Zip Code)

Vermillion, Inc. Amended and Restated 2010 Stock Incentive Plan

(Full Title of the Plan)

Eric J. Schoen

Vice President, Finance and Chief Accounting Officer

12117 Bee Caves Road Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ¨	Accelerated filer ¨	Non-accelerated filer ¨	Smaller reporting company ☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,300,000 shares (1)	$2.55 (2)	$5,865,000 (2)	$755.41 (2)

(1)Reflects shares of common stock, par value $0.001 per share (the “Common Stock”), of Vermillion, Inc., a  Delaware corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the Vermillion, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate

CH1 7614991v.3

number of securities as may become issuable because of the provisions of the Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee.  The assumed price of $2.55 per share represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on January 6, 2014.

EXPLANATORY NOTE

A Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2010 (File No. 333-167204) covering the registration of 1,322,983 shares of Common Stock under the Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 2,300,000 shares of Common Stock under the Plan and hereby incorporates by reference the contents of the prior Registration Statement except for Items 3, 6 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 1, 2013;

(2)the Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the Commission on May 15, 2013, August 14, 2013 and November 14, 2013, respectively;

(3)the Registrant’s current reports on Form 8-K filed with the Commission on each of January 7, 2013, February 26, 2013, March 13, 2013, March 20, 2013, March 26, 2013, May 10, 2013, May 14, 2013, May 24, 2013, May 31, 2013, August 26, 2013, September 16, 2013, November 1, 2013, December 17, 2013, December 20, 2013 and January 3, 2014 (other than the portions of such documents deemed not to be filed); and

(4)  The description of the Common Stock that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 6, 2010 (Registration No. 001-34810), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”) provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation:

•	shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits;
•

may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•

may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

The indemnification discussed in the second and third clauses above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The indemnification discussed in the third clause above may not apply, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that despite such adjudication, but in view of all the circumstances, he is entitled to indemnification.

Article VII of the Registrant’s Fourth Amended and Restated Certificate of Incorporation and Article VI of the Registrant’s Fourth Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of our company, a predecessor of our company, or serves or served as a director, officer or employee of another enterprise at the request of our company or any predecessor of our company. The indemnification provided by the Registrant’s certificate of incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
•	under Section 174 of the DGCL, or
•	for any transaction from which the director derived an improper personal benefit.

Article VII of the Registrant’s Fourth Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for monetary damages for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL. The Registrant maintains liability insurance on its officers and directors against liabilities that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8.  EXHIBITS

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Austin, State of Texas, on January 10, 2014.

VERMILLION, INC.

By:/s/ Thomas H. McLain

Thomas H. McLain

President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. McLain and Eric J. Schoen, and each or any one of them, his  true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Thomas H. McLain Thomas H. McLain	President and Chief Executive Officer (Principal Executive Officer)	January 10, 2014
/s/ Eric J. Schoen Eric J. Schoen	Vice President, Finance and Chief Accounting Officer (Principal Financial and Accounting Officer)	January 10, 2014
/s/ James T. LaFrance James T. LaFrance	Director, Chairman of the Board	January 10, 2014
/s/ James S. Burns James S. Burns	Director	January 10, 2014
/s/ Robert S. Goggin Robert S. Goggin, III	Director	January 10, 2014
/s/ Peter S. Roddy Peter S. Roddy	Director	January 10, 2014
/s/ Carl Severinghaus Carl Severinghaus	Director	January 10, 2014
/s/ Eric Varma Eric Varma	Director	January 10, 2014

EXHIBIT INDEX

Exhibit No.Description

*5.1	Opinion of Sidley Austin LLP.

10.1	Vermillion, Inc. Amended and Restated 2010 Stock Incentive Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2013).

*23.1	Consent of BDO USA, LLP.

*23.2	Consent of PricewaterhouseCoopers, LLP.

*23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of the Registration Statement).

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*	Each document marked with an asterisk is filed herewith.